Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 9, 2008, by and among Mentor Corporation, a Minnesota corporation (“Mentor”), Mentor International Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Mentor (“Mentor Holdings”), and MNT Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Mentor Holdings (“Merger Sub”).
WITNESSETH:
     WHEREAS, the respective Boards of Directors of Mentor Holdings, Mentor and Merger Sub have each approved and adopted this Agreement and the transactions contemplated by this Agreement, including, without limitation, the reorganization of Mentor into a Delaware holding company structure, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its shareholders;
     WHEREAS, Mentor Holdings, in its capacity as the sole shareholder of Merger Sub has adopted and approved this Agreement;
     WHEREAS, at the Effective Time (as defined below), pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, inter alia, (i) Merger Sub, in accordance with the Minnesota Business Corporation Act (as amended from time to time, the “MBCA”), will merge with and into Mentor, with Mentor as the surviving corporation (the “Merger”), (ii) each share of Mentor Common Stock will be converted into the right to receive one share of Mentor Holdings Common Stock, and (iii) each share of Mentor Holdings Common Stock held by Mentor (being the 1,000 shares issued upon the formation of Mentor Holdings) will be canceled;
     WHEREAS, the consummation of the merger requires, among other things, the approval of this Agreement by a majority of the outstanding shares of Mentor common stock represented at the Annual Meeting (as defined below) (the “Mentor Shareholder Approval”); and
     WHEREAS, it is the intention of the parties hereto that the Merger shall be an exchange of stock governed by Section 351, and/or a “reorganization” within the meaning of Section 368(a), of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.
     NOW, THEREFORE, in furtherance of the foregoing, the parties agree as follows:
ARTICLE I
MERGER
     Section 1.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Merger Sub shall be merged with and into Mentor at the Effective Time of the Merger. Following the Effective Time of the Merger, the separate corporate existence of Merger Sub shall cease, and Mentor shall continue as the surviving corporation (the “Surviving Corporation”), becoming a wholly owned subsidiary, directly and indirectly, of Mentor Holdings. The effects and the consequences of the Merger shall be as set forth in this Agreement and the MBCA.
     Section 1.2 Effective Time. (a) Subject to the provisions of this Agreement, following the satisfaction or waiver of the conditions set forth in Section 3.1, the parties shall duly prepare, execute and file articles of merger (the “Articles of Merger”) complying with Section 302A.615 of the MBCA with the Secretary of State of the State of Minnesota. The Merger shall become effective upon the filing of the Articles of Merger (or at such later time reflected in such Articles of Merger as shall be agreed to by Mentor Holdings and Mentor). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

          (b) The Merger shall have the effects set forth in the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of Mentor and Merger Sub shall vest in the Surviving Corporation, and (ii) all debts, liabilities, obligations and duties of Mentor and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
     Section 1.3 Organizational Documents. (a) The parties shall cause the Certificate of Incorporation of Mentor Holdings to be amended and restated to be in the form set forth in Exhibit A hereto. The Certificate of Incorporation, as so amended and restated, and the Bylaws of Mentor Holdings shall be the Certificate of Incorporation and Bylaws of Mentor Holdings until thereafter changed or amended either (A) as provided therein or by the Delaware General Corporation Law (as amended from time to time, the “DGCL”), in the case of such Certificate of Incorporation, or (B) as provided therein, by the Certificate of Incorporation or by the DGCL, in the case of such Bylaws.
          (b) The Articles of Incorporation and the Bylaws of Merger Sub in effect at the Effective Time shall become the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein or by the MBCA; provided, however, that Article I of such Articles of Incorporation shall provide that the name of the Surviving Corporation shall be “Mentor Corporation”
     Section 1.4 Directors. The directors of Mentor immediately prior to the Effective Time shall be the directors of each of Mentor Holdings and the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the Certificate of Incorporation and Bylaws of Mentor Holdings, or as otherwise provided by the DGCL (in the case of the directors of Mentor Holdings), and in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by the MBCA (in the case of the directors of the Surviving Corporation).
     Section 1.5 Officers. The officers of Mentor immediately prior to the Effective Time shall be the officers of each of Mentor Holdings and the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the Certificate of Incorporation and Bylaws of Mentor Holdings, or as otherwise provided by the DGCL (in the case of the officers of Mentor Holdings), and in the articles of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by the MBCA (in the case of the officers of the Surviving Corporation).
ARTICLE II
CONVERSION OF SECURITIES; ISSUANCE OF NEW SECURITIES;
STOCK CERTIFICATES
     Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Mentor Common Stock:
          (a) each share of Mentor Common Stock, par value $.10 per share, of Mentor (“Mentor Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Mentor Common Stock held by Mentor Holdings, which shares shall continue to be outstanding) shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share, of Mentor Holdings (“Mentor Holdings Common Stock”);
          (b) each share of capital stock of Mentor Holdings, including, without limitation, Mentor Holdings Common Stock, that is issued, outstanding and held by Mentor immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

          (c) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall convert into a number of validly issued, fully paid and nonassessable shares of common stock, par value $.10 per share, of the Surviving Corporation equal to the number obtained by dividing (i) the number of shares of Mentor Common Stock issued and outstanding immediately prior to the Effective Time by (ii) 100,000.
     Section 2.2 Stock Certificates. From and after the Effective Time, subject to Section 2.1, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Mentor Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Mentor Holdings Common Stock into which the shares of Mentor Common Stock formerly represented by such certificates have been converted as provided in this Agreement. The registered owner on the books and records of Mentor Holdings or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Mentor Holdings or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Mentor Holdings Common Stock evidenced by such outstanding certificates which prior to the Merger represented shares of Mentor Common Stock.
     Section 2.3 Stock Options; Employee Plans; Convertible Notes. (a) Each option to purchase or right to acquire Mentor Common Stock (each a “Mentor Option”) issued under Mentor’s 1991 Stock Option Plan and Mentor’s 2005 Long-Term Incentive Plan (collectively, the “Mentor Option Plans”) or granted by Mentor outside of the Mentor Plans that is outstanding and unexercised immediately prior to the Effective Time shall, as of such time, be assumed by Mentor Holdings in such a manner that it is converted into an option to purchase or right to acquire, on substantially similar terms and conditions as were applicable under the respective Mentor Plans and the underlying equity award agreements (as modified by this Section 2.3), that number of shares of Mentor Holdings Common Stock equal to the number of shares of Mentor Common Stock subject to such Mentor Option at an exercise price per share equal to the exercise price per share for such Mentor Option immediately prior to the Effective Time.
     (b) From and after the Effective Time, each participant eligible to receive a share of Mentor Common Stock under Mentor’s Employee Stock Purchase Plan (the “ESPP”) shall be eligible to receive one share of Mentor Holdings Common Stock, and otherwise on the same terms and conditions as were applicable, under the ESPP.
     (c) From and after the Effective Time, Mentor’s outstanding 2.75% convertible subordinated notes due 2024 will be convertible into shares of Mentor Holdings Common Stock, subject to the existing conversion provisions of such notes.
ARTICLE III
CONDITIONS TO MERGER
     Section 3.1 Conditions Precedent. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of each of the following conditions:
          (a) The Mentor Shareholder Approval shall have been obtained at the 2008 Annual Meeting of the shareholders of Mentor (the “Annual Meeting”).
          (b) The registration statement on Form S-4 filed with the Securities and Exchange Commission by Mentor Holdings in connection with the issuance of shares of Mentor Holdings Common Stock in the Merger shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceedings seeking a stop order.
          (c) Mentor shall have received a written opinion from Morrison & Foerster LLP to the effect that the Merger will constitute an exchange of Mentor Common Stock for Mentor Holdings Common Stock governed by Section 351 of the Code and/or the Merger will constitute a “reorganization” within the meaning of

Section 368(a) of the Code, with each of Mentor, Mentor Holdings and Merger Sub being “a party to a reorganization” within the meaning of Section 368(b) of the Code.
          (d) No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and has a material adverse effect on Mentor or enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and no judicial or administrative proceeding that seeks any such result shall continue to be pending.
          (e) All required approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties shall have been obtained or made, as applicable.
          (f) The shares of Mentor Holdings Common Stock issuable in the Merger pursuant to Article II and such other shares to be reserved for issuance in connection with the Merger shall have been authorized for listing on the New York Stock Exchange, subject only to official notice of issuance.
ARTICLE IV
TERMINATION AND AMENDMENT
     Section 4.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Mentor Shareholder Approval, by the affirmative vote of a majority of the boards of directors of each of Mentor Holdings and Mentor. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of Mentor, Merger Sub or Mentor Holdings by reason of this Agreement.
     Section 4.2 Amendment. This Agreement may be amended, modified or supplemented at any time before or after the Mentor Shareholder Approval; provided, however, that after any such approval and prior to the Effective Time, there shall be made no amendment that (a) alters or changes the amount or kind of shares to be received by shareholders in the Merger; (b) alters or changes any term of the Certificate of Incorporation or Bylaws of Mentor Holdings or the certificate of incorporation or bylaws of the Surviving Corporation, except for alterations or changes that could otherwise be adopted by the directors of Mentor Holdings or the Surviving Corporation, as applicable; or (c) alters or changes any other terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the holders of shares of Mentor Common Stock. This Agreement may not be amended except after approval by a majority of the board of directors of Mentor and evidenced by an instrument in writing signed on behalf of each of the parties.
ARTICLE V
GENERAL PROVISIONS
     Section 5.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction, except to the extent that provisions of the MBCA are mandatorily applicable.
     Section 5.2 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with all exhibits, schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     Section 5.3 Further Assurances. From time to time, and when required by the Surviving Corporation or by its successors and assigns, Mentor shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and Mentor shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Mentor and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized fully in the name and on behalf of Mentor or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.
     Section 5.4 Headings. Headings of the articles and sections of this Agreement, the table of contents are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.
     Section 5.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall together be considered one and the same agreement.
     Section 5.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
     Section 5.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MENTOR INTERNATIONAL HOLDINGS, INC.
By:	/s/ Joshua H. Levine
	Name:	Joshua H. Levine
	Title:	President and Chief Executive Officer

MENTOR CORPORATION
By:	/s/ Joshua H. Levine
	Name:	Joshua H. Levine
	Title:	President and Chief Executive Officer

MNT MERGER SUB, INC.
By:	/s/ Joshua H. Levine
	Name:	Joshua H. Levine
	Title:	President and Chief Executive Officer